Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

DASEKE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Other(2)	3,900,000	$7.01(2)	$27,339,000	$110.20 per $1,000,000	$3,012.76
Total Offering Amounts					$27,339,000		$3,012.76
Total Fee Offsets							$0
Net Fee Due							$3,012.76

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(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Daseke, Inc. issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction. No additional registration fee is included for these shares.

(2) Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act; this price is equal to the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on June 12, 2023.